Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Fourth Quarter and Year End Results

          COSTA MESA, Calif., Jan. 25 /PRNewswire-FirstCall/ -- Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) (the “Company”), the holding company of Pacific Premier Bank, F.S.B. (the “Bank”), announced its unaudited results of operations for the quarter and year ended December 31, 2006.  The Company recorded fourth quarter net income of $1.3 million, or $0.19 per diluted share, compared to net income of $1.7 million, or $0.25 per diluted share, for the fourth quarter of 2005.  The net income for the year ended December 31, 2006 was $7.4 million, or $1.11 per diluted share, compared to net income of $7.2 million, or $1.08 per diluted share, for the year ended December 31, 2005.  All diluted earnings per share amounts have been adjusted to reflect warrants, restricted stock and stock options outstanding.

          Return on average assets (“ROAA”) for the three months ended December 31, 2006 was 0.72%, compared to 1.02% for the same period in 2005.  The Company’s return on average equity (“ROAE”) for the three months ended December 31, 2006 was 8.80% compared to 13.58% for the three months ended December 31, 2005. ROAA for the year ended December 31, 2006 was 1.07%, compared to 1.18% for the same period in 2005.  The Company’s ROAE for the year ended December 31, 2006 was 13.47% compared to 15.17% for the year ended December 31, 2005.  The Company’s basic and diluted book value per share increased to $11.08 and $9.20, respectively, at December 31, 2006, reflecting an annualized increase of 14.58% and 13.72%, respectively, from December 31, 2005.

          Steven R. Gardner, President and Chief Executive Officer, stated “Our employees continue to effectively execute our strategy of driving in business banking relationships.  Business banking deposits have increased 135% during 2006 with the number of business banking relationships increasing 65% to 311 accounts since December 31, 2005.  These new relationships are leading to a more diversified and higher yielding loan portfolio through increases in commercial real estate, business and Small Business Administration (“SBA”) loans.”

          Mr. Gardner continued “Our fourth quarter results were positively impacted by the sale of $61.3 million of multi-family, commercial real estate and SBA guaranteed loans which generated $1.4 million in gains.  The multi-family loan portfolio has been reduced from 76% of the total loan portfolio at the beginning of 2006 down to 59% by year end.  Affecting our results was a $331,000 increase in our allowance for loan losses, in part, due to our level of commercial real estate loans.  The Bank’s asset quality remains strong, as we have no delinquencies within our multi-family, commercial real estate, SBA or business loan portfolios.  Additionally, our investments in our on-going branch growth have resulted in higher expenses associated with the new facilities and the business bankers we continue to recruit to staff those locations.”

          Mr. Gardner concluded by stating “Our vision to transform the Company is expected to result in an expansion of the Company’s valuation multiples as we move from a traditional thrift balance sheet towards a commercial banking business model.  We believe the foundation that we are establishing with business owners in Southern California will inure to the benefit of our shareholders in future periods.”

          For the three months and year ended December 31, 2006, net interest income was $4.2 million and $17.1 million, respectively, compared to $4.5 million and $17.1 million for the same periods a year earlier.  The decrease for the quarter is predominately attributable to a 42.7% increase in interest expense, from $5.3 million for the quarter ended December 31, 2005 to $7.5 million for the quarter ended December 31, 2006.  The increase in interest expense was attributable to an increase in the average cost of deposits and borrowings of 96 and 151 basis points, respectively, over the prior year period.  Partially offsetting the increase in interest expense was an increase in interest income for the quarter ended December 31, 2006 of 20.4%, or $2.0 million.  The increase in interest income was attributable to a 16.5%, or 101 basis points, increase in the average loan yield to 7.14%, over the same period in the prior year.  The increase in loan yield is, in part, a direct reflection of the Bank’s focus on originating higher yielding loans to businesses within the Bank’s market area.

          Our net interest margin for the quarter ended December 31, 2006 was 2.50% compared to 2.75% for the same period a year ago.  The decrease was primarily attributable to increases in the average cost of deposits and borrowings of 96 and 151 basis points, respectively, which was partially offset by an increase in the average rate earned on loans of 101 basis points.  The increase in the cost of funds is due to the overall rising interest rate environment, which has lead to higher borrowing costs associated with the Bank’s Federal Home Loan Bank (“FHLB”) advances.  Additionally, strong competitor deposit pricing within the Bank’s primary markets have impacted the cost of deposits.  The increase in loan rates is mainly due to the repricing of our predominately adjustable-rate loan portfolio together with the change in the loan portfolio mix to higher yielding commercial real estate and business loans.  At December 31, 2006, the Bank’s loan portfolio was comprised of $572.0 million of adjustable-rate loans, representing 94.1% of its total loan portfolio at such date.  These loans, which include fixed-rate hybrid loans with initial fixed-rate terms of 3, 5, 7 and 10 years that become adjustable-rate loans after the initial fixed-rate period, have an overall average time to reprice of 23.7 months.  The adjustable-rate loan portfolio contains $183.9 million of loans that are scheduled to reprice in January 2007, of which $103.4 million is indexed to the 12 Month Treasury Average rate, a lagging index, and $32.2 million that is indexed to the six-month LIBOR rate.

          Our provision for loan losses was $427,000 and $531,000 for the three months and year ended December 31, 2006, respectively, compared to $58,000 and $349,000 for the same periods in 2005.  The increase in the provision for the quarter ended December 31, 2006 compared to the same period in 2005 is primarily due to the overall shift in our loan portfolio mix towards more commercial real estate, business and SBA loans.  Net recoveries for the fourth quarter of 2006 were $33,000 compared to $92,000 for the same period in 2005.

          Noninterest income was $2.2 million and $6.5 million for the three months and year ended December 31, 2006, respectively, compared to $1.2 million and $4.1 million, respectively, for the same periods ended December 31, 2005.  The increases in noninterest income for the three months and year end periods are primarily due to increases in gains from loan sales of $1.1 million and $3.1 million, respectively, compared to the same periods in 2005.  The increase in gains from loan sales for the year ended December 31, 2006 compared to the same period in 2005 was partially offset by a decrease in other income from the sale of charged-off loans in 2005 that generated a gain of $716,000.

          Noninterest expenses were $3.9 million and $15.2 million for the three months and year ended December 31, 2006, respectively, compared to $3.5 million and $12.3 million for the same periods ended December 31, 2005. The increase in noninterest expense for the three months was the result of increases in compensation and benefits, premises and occupancy, and legal expense of $298,000, $156,000, and $95,000, respectively, partially offset by a decrease of $79,000 in marketing expense.  The increases for the year are primarily due to increases in compensation and benefits, premises and occupancy, and marketing expenses of $1.6 million, $805,000, and $311,000, respectively.  These increases are reflective of the Bank’s investments in its strategic expansion through de novo branching and the addition of experienced business bankers to staff its new locations.  The number of employees at the Bank grew from 89 at December 31, 2005 to 106 at December 31, 2006.  A large portion of the increases in compensation and benefits, $996,000, and premises and occupancy expense, $478,000, for the year ended December 31, 2006 compared to the prior year, is associated with the Bank’s depository branches in the cities of Costa Mesa and Los Alamitos that opened in 2006 and Newport Beach (scheduled to open in the first quarter of 2007), and the SBA loan production office in Pasadena, which opened in January 2006.

          The Company had an income tax provision for the three months and year ended December 31, 2006 of $752,000 and $450,000, respectively.  For the same periods a year earlier, the Company’s tax provision was $380,000 and $1.4 million, respectively.  The Company benefited from a reduction in its valuation allowance for deferred taxes for the year ended December 31, 2006 and for the three months and year ended December 31, 2005 of $2.4 million, $500,000, and $2.0 million, respectively.  The Company’s valuation allowance for deferred taxes was zero at December 31, 2006.

          Total assets of the Company were $731.1 million as of December 31, 2006, compared to $702.7 million as of December 31, 2005.  The $28.4 million, or 4.0%, increase in total assets is primarily due to the purchase of $10.0 million of Bank Owned Life Insurance (“BOLI”) at the end of March 2006, and an increase in securities available for sale of $26.0 million, partially offset by a decrease in federal funds sold of $14.0 million.

          Net loans increased $1.7 million to $605.1 million as of December 31, 2006, compared to the prior year end.  The increase is primarily due to the origination of $346.8 million of new loans, consisting of $182.4 million of multi-family, $90.8 million of commercial real estate and land, and $1.5 million of single-family, and $72.1 million of business loans, consisting of $28.4 million of commercial real estate owner-occupied loans, $34.5 million of commercial and industrial loans, and $9.2 million of SBA loans.  Partially offsetting the originations were 20 loan sales totaling $196.7 million of multi-family loans, $5.8 million of commercial real estate loans, and $2.8 million of SBA loans, which generated net gains of $3.7 million, and the prepayment of loans totaling $115.9 million, which generated noninterest income of $1.1 million.  Management has utilized loan sales to manage its liquidity, interest rate risk, loan to deposit ratio, diversification of its loan portfolio, and balance sheet growth, and expects to continue to do so for the foreseeable future.  The Bank’s pipeline of new loans at December 31, 2006, was $82.7 million.

          The allowance for loan losses increased $493,000 to $3.5 million as of December 31, 2006, compared to December 31, 2005.  The increase in the allowance for loan losses was primarily due to the transitioning of the Bank’s loan portfolio to include more commercial real estate and business loans and less multi-family loans, partially offset by the $1.0 million reduction of non-accrual loans, net of specific allowance.  Business loans, consisting of commercial real estate owner-occupied loans, commercial and industrial loans and SBA loans, increased during the year by $33.9 million, $19.5 million, and $5.3 million, respectively.  Commercial real estate and land loans increased by $50.1 million, while multi-family loans decreased by $102.4 million since December 31, 2005.  The allowance for loan losses as a percent of non-accrual loans increased to 559% as of December 31, 2006 from 181% at December 31, 2005.  Net non-accrual loans and other real estate owned were $574,000 and $138,000, respectively, at December 31, 2006, compared to $1.5 million and $211,000, respectively, as of December 31, 2005.  The ratio of net nonperforming assets to total assets at December 31, 2006 was 0.10%.  All nonperforming assets are concentrated in the Bank’s single family residential loans and are associated with its prior origination of sub-prime mortgages, which were discontinued in 2000.

          Total deposits were $339.4 million as of December 31, 2006, compared to $327.9 million at December 31, 2005.  The increase in deposits is comprised of an increase of transaction accounts totaling $14.9 million and retail certificates of deposits of $23.7 million, which was partially offset by decreases in brokered and wholesale certificate of deposits of $27.1 million. The cost of deposits as of December 31, 2006 was 4.05%, an increase of 89 basis points since December 31, 2005.

          At December 31, 2006, total borrowings of the Company amounted to $326.8 million, a 2.8% increase from December 31, 2005, and were comprised of the Bank’s $280.0 million and $20.3 million of FHLB term borrowings and overnight advances, respectively, $16.2 million of other borrowings and the Company’s $10.3 million of subordinated debentures which were used to fund the issuance of trust preferred securities.  The total cost of the Company’s borrowings and deposits at December 31, 2006 was 4.67%, compared to 3.63% at December 31, 2005.

          The Bank’s tier 1 (core) capital and total risk-based capital ratios at December 31, 2006 were 8.38% and 11.66%, respectively.  The minimum ratios for well-capitalized banks are 5.00% and 10.00% for tier 1 (core) capital and risk-based capital, respectively.

          The Company owns all of the capital stock of the Bank, a federal savings bank.  We currently provide business and consumer banking products to our customers through our five full-service depository branches and a loan production office in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Pasadena.  The Bank is scheduled to open its sixth branch in Newport Beach, California in the first quarter of 2007.  The Bank at December 31, 2006, had total assets of $726.1 million, net loans of $605.1 million, total deposits of $341.7 million, and total equity capital of $61.6 million.

          FORWARD-LOOKING COMMENTS
          The statements contained herein that are not historical facts are forward looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company’s products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company’s policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(In thousands)

	December 31, 2006	December 31, 2005

	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$7,028	$10,055
Federal funds sold	10,012	24,000
Cash and cash equivalents	17,040	34,055
Investment securities available for sale	61,816	35,850
Investment securities held to maturity	15,328	13,945
Loans held for sale	795	456
Loans held for investment, net of allowance for loan losses of $3,543 in 2006 and $3,050 in 2005, respectively	604,304	602,937
Accrued interest receivable	3,764	3,007
Foreclosed real estate	138	211
Premises and equipment	8,622	5,984
Income taxes receivable	130	133
Deferred income taxes	6,992	5,188
Bank owned life insurance	10,344	—
Other assets	1,883	967
Total assets	$731,156	$702,733
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts
Transaction accounts	$96,761	$81,818
Retail certificates of deposit	211,714	188,014
Wholesale/brokered certificates of deposit	30,974	58,104
Total deposits	339,449	327,936
Other borrowings	316,491	307,835
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	6,586	6,073
Total liabilities	672,836	652,154
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	53	53
Additional paid-in capital	67,589	67,198
Accumulated deficit	(8,631)	(16,059)
Accumulated other comprehensive loss, net of tax	(691)	(613)
Total stockholders’ equity	58,320	50,579
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$731,156	$702,733

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENT
UNAUDITED (In thousands, except per share data)

	Three Months Ended		Twelve Months Ended

	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

INTEREST INCOME:
Loans	$10,790	$9,125	$41,294	$31,710
Other interest-earning assets	893	575	2,834	1,997
Total interest income	11,683	9,700	44,128	33,707
INTEREST EXPENSE:
Interest on transaction accounts	479	341	1,670	1,185
Interest on retail certificates of deposit	2,521	1,717	8,616	5,576
Interest on wholesale/brokered certificates of deposit	366	539	1,568	1,572
Total deposit interest expense	3,366	2,597	11,854	8,333
Other borrowings	3,919	2,477	14,348	7,616
Subordinated debentures	209	176	801	622
Total interest expense	7,494	5,250	27,003	16,571
NET INTEREST INCOME	4,189	4,450	17,125	17,136
PROVISION FOR LOAN LOSSES	427	58	531	349
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,762	4,392	16,594	16,787
NONINTEREST INCOME:
Loan servicing fee income	402	541	1,515	1,541
Bank and other fee income	144	97	514	480
Net gain from loan sales	1,376	227	3,697	590
Other income	241	303	789	1,519
Total noninterest income	2,163	1,168	6,515	4,130
NONINTEREST EXPENSE:
Compensation and benefits	2,295	1,997	9,231	7,612
Premises and occupancy	644	488	2,327	1,522
Data processing	101	85	385	335
Net (gain) loss on foreclosed real estate	(30)	(7)	39	(14)
Legal and audit expense	242	147	622	665
Marketing expense	129	208	693	382
Office and postage expense	73	107	372	383
Other expense	442	454	1,562	1,375
Total noninterest expense	3,896	3,479	15,231	12,260
NET INCOME BEFORE TAXES	2,029	2,081	7,878	8,657
PROVISION FOR INCOME TAXES	752	380	450	1,436
NET INCOME	$1,277	$1,701	$7,428	$7,221
Basic Average Shares Outstanding	5,263,961	5,250,965	5,261,892	5,256,906
Basic Earnings per Share	$0.24	$0.32	$1.41	$1.37
Diluted Average Shares Outstanding	6,683,861	6,682,202	6,684,910	6,658,240
Diluted Earnings per Share	$0.19	$0.25	$1.11	$1.08

PACIFIC PREMIER BANCORP AND SUBSIDIARY
Statistical Information
UNAUDITED (In thousands)

	As of December 31, 2006	As of December 31, 2005

Asset Quality:
Non-accrual loans, net of specific allowance	$574	$1,502
Real estate owned	$138	$211
Nonperforming assets, net of specific allowance	$712	$1,713
Net charge-offs (recoveries) for the quarter ended	$(33)	$(92)
Net charge-offs (recoveries) for the year ended	$38	$(75)
Allowance for loan losses	$3,543	$3,050
Net charge-offs for quarter to average loans, annualized	(0.02)%	(0.06)%
Net non-accrual loans to total loans	0.09%	0.25%
Net non-accrual loans to total assets	0.08%	0.21%
Net non-performing assets to total assets	0.10%	0.24%
Allowance for loan losses to total loans	0.58%	0.50%
Allowance for loan losses to non-accrual loans	558.83%	180.79%
Average Balance Sheet: for the Quarter ended
Total assets	$706,208	$666,938
Loans	$604,072	$595,328
Deposits	$327,535	$329,799
Borrowings	$301,406	$269,579
Subordinated debentures	$10,310	$10,310
Share Data:
Basic book value	$11.08	$9.67
Diluted book value	$9.20	$8.09
Closing stock price	$12.18	$11.80
Pacific Premier Bank Capital:
Tier 1 (core) capital	$60,747	$54,376
Tier 1 (core) capital ratio	8.38%	7.79%
Total risk-based capital ratio	11.66%	11.78%
Loan Portfolio
Real estate loans:
Multi-family	$357,275	$459,714
Commercial and land	173,452	123,364
One-to-four family	12,825	16,561
Business loans:
Commercial Owner Occupied	35,929	2,062
Commercial and Industrial	22,762	3,248
SBA loans	5,312	—
Other loans	63	27
Total gross loans	$607,618	$604,976

	Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2005

Profitability and Productivity:
Return on average assets	1.07%	1.18%
Return on average equity	13.47%	15.17%
Net interest margin	2.58%	2.88%
Non-interest expense to total assets	2.08%	1.74%
Efficiency ratio	64.26%	57.72%

SOURCE  Pacific Premier Bancorp, Inc.
     -0-                                        01/25/2007
     /CONTACT:  Steven R.  Gardner, President/CEO, or John Shindler, Executive Vice President/CFO, both of Pacific Premier Bancorp, Inc., +1-714-431-4000/